Limited Term Tax-Exempt Bond Fund of America

January 31, 2016

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$31,120
Class B	$5
Class C	$223
Class F1	$920
Class F2	$2,627
Total	$34,895
Class R-6	$2,686
Total	$2,686

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1831
Class B	$0.1255
Class C	$0.1215
Class F1	$0.1748
Class F2	$0.1952
Class R-6	$0.2040

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	175,472
Class B	32
Class C	1,869
Class F1	5,325
Class F2	13,742
Total	196,440
Class R-6	14,534
Total	14,534

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$16.01
Class B	$16.01
Class C	$16.01
Class F1	$16.01
Class F2	$16.01
Class R-6	$16.01